Exhibit 99.1

[Kinder Morgan, Inc.]

Kinder Morgan, Inc Larry Pierce Media Relations (713) 369-9407	Dax Sanders Investor Relations (713) 369-9103	Williams Paula Hall-Collins Media Relations (918) 573-3332	D’Ann Riley Investor Relations (918) 573-8088

KINDER MORGAN TO BUILD 3,300 MW of GAS-FIRED GENERATION; WILLIAMS TO MARKET POWER

HOUSTON, Feb. 20, 2001 – Kinder Morgan, Inc. (NYSE: KMI) and a unit of Williams (NYSE:WMB) today announced a 16-year agreement under which Williams will supply fuel to and market 3,300 megawatts (MW) of capacity for six natural gas-fired, intermediate-peaking power generation facilities to be developed by Kinder Morgan Power Company over the next four years. Financial terms of the agreement were not disclosed.

Each of the six facilities will produce approximately 550 MW of electricity and will be located in the mid-continent and southeast regions. The first of the planned six facilities is currently under construction in Jackson, Mich., and is expected to come online during the second quarter of 2002. Construction of the second and third facilities is planned for completion by second quarter of 2003 and the final three by the second quarter of 2004.

"This tolling transaction represents one of the largest marketing agreements for new plant construction executed in the U.S. to date. The 3,300 MW capacity addition is consistent with our strategic plan to expand, diversify and integrate our national portfolio to approximately 40,000 megawatts by 2005," said Steve Malcolm, president and chief executive officer of Williams Energy Services.

Construction of the six plants will utilize an innovative combined cycle design that includes both aero-derivative and industrial gas turbines. An exceptional start-up response to meet peak demand and rapid ramping are high-value operating characteristics of this proprietary Orion technology offered by Kinder Morgan.

"This agreement will enable us to rapidly accelerate our power development program, while retaining our strategy of focusing on fee-based or tolling projects," said Richard D. Kinder, chairman and CEO of Kinder Morgan, Inc. "The partnership with Williams is a great fit, as it will allow us to do what we do best – build gas-fired plants using our proprietary Orion technology – while utilizing the strength that Williams can provide in the power marketing arena. Fee-based earnings from these new plants are expected to drive significant growth in our power segment in 2002 and beyond."

Williams’ energy marketing and trading unit buys and sells all types of energy products nationwide including natural gas and gas liquids, crude oil and refined products and electricity. The unit also manages its customers' exposure to volatile energy prices using comprehensive risk management services and creates customized energy financing solutions for producers and end-users. Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams information is available at www.williams.com.

Kinder Morgan, Inc. is one of the largest midstream energy companies in America, operating more than 30,000 miles of natural gas and products pipelines. It also has significant retail distribution, electric generation and terminal assets. Kinder Morgan, Inc., through its general partner interest, operates Kinder Morgan Energy Partners, L.P. (NYSE: KMP), America’s largest pipeline master limited partnership. Combined, the two companies have an enterprise value of approximately $15 billion.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #